EXHIBIT 99.1


On October 27, 1998, the Registrant issued the following press release:


              "PYR ENERGY RAISES CAPITAL THROUGH PRIVATE PLACEMENT
              ----------------------------------------------------

     DENVER - PYR Energy Corporation (EBB-PYRX) today announced a $2.3 million private placement to a group of investors including Victory Oil Company and Whittier Energy Company (affiliated with the M.H. Whittier Corporation). The private placement securities issued are 10% convertible debentures that will automatically convert to 10% convertible preferred stock as soon as PYR has obtained stockholder approval for, and issued, the convertible preferred shares. The preferred stock is ultimately convertible into common stock at a conversion price of $.60 per common share. The Company expects to close on an additional $200,000 of the same securities within 30 days.

     The Company has also agreed to exchange 266,666 shares of its common stock for 39 square miles of 3-D seismic data and oil and gas leases covering approximately 5,400 acres from the Victory - Whittier group. This acreage and data is adjacent to the Company's Southeast Maricopa 'Stevens' exploration project. PYR expects to close on this transaction during the next week.

     PYR Energy also announces that Mr. S.L. Hutchison, Vice-President and Chief Financial Officer for Victory Oil Company and Mr. Bryce W. Rhodes, Vice-President of Whittier Energy Company are expected to become members of the Board of Directors

     Scott Singdahlsen, president of PYR Energy said, "This funding not only provides the Company with the working capital it needs to continue development of our exciting southern San Joaquin basin exploration activities, but also establishes a formal relationship with the Victory and Whittier organizations. PYR's strategic alliance with these respected names in the California petroleum industry is an important step in moving the Company forward. We are also extremely pleased that Mr. Hutchison and Mr. Rhodes will be joining our board of directors."

     PYR Energy Corporation applies advanced 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States.

                                     # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."